UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

A. H. BELO CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January, 28, 2010, the Compensation Committee of A. H. Belo Corporation (the Company) approved long-term incentive grants in the form of restricted stock units to various participants in the Company’s 2008 Incentive Compensation Plan, as amended. Of the grants approved on January 28, 2010, the following named executive officers of the Company received restricted stock units that vest over a three-year period in the following amounts: Robert W. Decherd, Chairman of the Board, President and Chief Executive Officer – 153,473; James M. Moroney III, Executive Vice President, Publisher and Chief Executive Officer, The Dallas Morning News – 80,775; Alison K. Engel, Senior Vice President/Chief Financial Officer and Treasurer – 56,543; and Daniel J. Blizzard, Senior Vice President and Secretary – 36,349. The restricted stock units vest at the rate of 40% at the end of year one, and 30% at the end of each of years two and three. The Committee gave particular weight to the retention aspect of the grants.

The Committee also approved an increase in Ms. Engel’s annual base compensation from $267,750 to $300,000 and an increase in Mr. Blizzard’s annual base compensation from $204,000 to $250,000. These increases are effective March 1, 2010, contemporaneous with the departure of the Company’s Executive Vice President, Donald F. Cass, Jr. Certain responsibilities of Mr. Cass have been redistributed among Ms. Engel and Mr. Blizzard. The increases in base salaries are similar to increases for key employees for similar increases in responsibilities made at the operating unit level of the Company during 2009 and continuing into 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 1, 2010

A. H. BELO CORPORATION

By:   /s/ Sheila A. Hartley

Sheila A. Hartley
Vice President/Human Resources